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                                                                   Exhibit 10.21

June 14, 2002

Mr. Frederick R. Fromm
c/o Oplink Communications, Inc.
3469 North First Street
San Jose, California 95134

Dear Mr. Fromm:

This Letter Amendment amends the terms of your employment letter agreement with Oplink Communications, Inc. (the "Company") dated November 7, 2001 (the "Employment Agreement").

Paragraph 3(f) of the Employment Agreement is amended and restated in its entirety as follows:

     (f) Severance. Effective following the Annual Meeting, if you are terminated without "Cause" during your employment with the Company, (1) the Company will make severance payments to you in the form of continuation of your base salary for a period of 12 months from the date of termination (subject to applicable payroll deductions and required withholdings), (2) to the extent provided by federal COBRA law and the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits (later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish) and (3) the Company will, if you timely elect continued coverage under COBRA, pay your COBRA premium for up to eighteen (18) months of coverage; provided, with respect to each of clauses (1),
(2) and (3), that you provide the Company with a general release and waiver of claims in a form reasonably acceptable to the Company and provided that you have not otherwise materially breached your proprietary information agreement with the Company.

If you accept the amendment to your Employment Agreement as set forth herein, please sign and date the attached copy of this Letter Amendment and return that copy to me.

Very truly yours,

----------------------
Joseph Y. Liu
Chairman of the Board of Directors


Agreed:

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Frederick R. Fromm